CERTIFICATE OF INCORPORATION

                                       OF

                          AMERICAN METALS SERVICE, INC.

                     (Pursuant to Section 101 and 102 of the
                General Corporation Law of the State of Delaware)



     The undersigned, in order to form a corporation pursuant to Sections 101 and 102 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the corporation (the "Corporation") is American Metals Service, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 12,000,000 shares of common stock, par value $0.01 per share. The holders of shares of Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at any such meeting.

     FIFTH: The name and mailing address of the sole incorporator is as follows:

              NAME                                 ADDRESS
              ----                                 -------

              Guy P. Lander                 c/o Rosenman & Colin LLP
                                            575 Madison Avenue
                                            New York, NY 10022-2585

     SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by

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the Board of Directors of the Corporation,  provided that any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

     SEVENTH: Election of directors need not be by written ballot.

     EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may by amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     TENTH: The number of directors of the Corporation shall be fixed as provided by the By-laws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the By-laws.


     IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under penalty of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 29th day of June 1999.



                                                  /s/ Guy P. Lander
                                                  ------------------------------
                                                  Guy P. Lander
                                                  Sole Incorporator